EXHIBIT 99

[Graphic omitted]

                      International DisplayWorks Announces
                        Second Quarter Financial Results

                             FOR IMMEDIATE RELEASE

For additional information contact:
Steve Kircher                                or      Matthew Hayden, President
CEO, International DisplayWorks, Inc.                Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                     matt@haydenir.com

ROCKLIN,  Calif., -- June 14, 2004-- International  DisplayWorks,  Inc. (OTC/BB:
IDWK), a manufacturer and distributor of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company's second quarter and six month period ended April 30, 2004.

Financial and Operational Highlights:

  o Revenues increased 127 percent for Q2 versus Q2 2003; increased 108% for six-month period
  o Gross profit increased 132 percent for Q2 and 88 percent for six months versus 2003 comparable periods
  o Operating income increased to $258,000 vs. a loss of $568,000 for the quarter and $994,000 vs. a loss of $479,000 for the first six months of fiscal 2004
  o Entered into a Binding Memorandum of Understanding (MOU) to purchase TFT display assembly equipment and color liquid crystal display equipment, which will expand the Company's offerings and capacity of higher ASP products
  o Balance Sheet and working capital significantly improved through recent private placement

For the second quarter, revenues were $10.6 million, an increase of 127 percent compared to the $4.7 million reported for the second quarter of fiscal 2003. The Company's gross profit increased 132 percent to $2.2 million compared to a gross profit of $931,000 for the same period a year ago. Gross margins increased to 20.8% for the second quarter of fiscal 2004 compared to 19.8% during the second quarter of fiscal 2003. Operating expenses for the quarter were $1.9 million compared to $1.5 million in the year ago period. Operating expenses as a percent of revenue decreased to 18 percent for the second quarter of 2004, compared to 32 percent for last years' second quarter. The Company reported operating income of $258,000, compared to an operating loss of $568,000 for the same period a year ago. Other income and expenses were $596,000 which included a $625,000 accrual for the settlement of the previously disclosed litigation discussed in more detail below. Including this one time charge, the net loss was $449,000, or $(0.02) per diluted share, compared with a net loss of $628,000, or $(0.03) per diluted share last year. Exclusive of this one-time accrual the company would have earned $176,000 or $.01 per diluted share.

For the six month period, revenues were $20.4 million, an increase of 108 percent compared to the $9.8 million reported in the first six months of fiscal 2003. The gross profit was $4.5 million, an 88 percent increase compared to the $2.4 million reported last year. Gross margins for the period decreased to 22%
from 24.5%. Operating expenses year-to-date were $3.6 million versus $2.9 million for the first six months of fiscal 2003, which represented 17.4 percent of total revenues compared to 29.5 percent for the first six months of 2003. The Company reported operating income of $994,000, compared to an operating loss of $479,000 for the same period a year ago. Other income and expenses were $573,000, which included a $625,000 accrual for the settlement of previously disclosed litigation. Including the one time charge, net income was $172,000, or $0.01 per diluted share, compared with a net loss of $603,000, or $(0.03) per diluted share last year. Exclusive of this one-time accrual the company would have earned $797,000, or $.03 per diluted share.

"The diligent execution of our strategic plan continued to pay dividends, as evidenced by the strong growth in sales, careful management of expenses and continued operating profits. Five new projects with the Company's core customers were initiated during the quarter," stated Stephen Kircher, chief executive officer of International DisplayWorks, Inc. "The accrual for the settlement of our previously disclosed litigation is now behind us with certainty."

"We significantly enhanced our competitive position, most notably through a $20 million private placement which will facilitate the acquisition of an end to end equipment production line for both color displays and TFT module assemblies," Mr. Kircher went on to say. "This purchase, which is expected to cost approximately $6 million not inclusive of removal and re-installation costs estimated to be $2 million and new facility rental and leasehold improvement costs estimated to be $4 million, will afford International DisplayWorks the capability to produce approximately 3 million Color Super Twisted Nematic (CSTN) displays for applications such as cellular phones and assemble 1.2 million thin-film transistor (TFT) display modules of cellular phone-size per month and provide space to further increase capacity. We expect the TFT assembly to be integrated with our existing plant and on-line by the end of the third fiscal quarter, with the CSTN line in production by November."

The Company's balance sheet contained $4.8 million in cash and equivalents and the Company finished the quarter with a current ratio of 1.43 to 1. In May, the Company completed a private placement which netted an additional $18.4 million in cash.

3rd Fiscal Quarter Guidance: We anticipate exceeding the analyst's third quarter revenue estimates due to both new projects planned and an overall increase in orders for displays by our current customers. We expect that once the CSTN and TFT lines are operational we will experience a significant ramp in revenues and will update guidance accordingly.

Litigation Settlement
The Company also announced it has reached a mutually-agreed settlement in the litigation brought against International DisplayWorks and predecessor entities, Morrow Snowboards, Inc. and Granite Bay Technologies, Inc., with regard to their discontinued snowboard business. International DisplayWorks merged into its parent, Granite Bay Technologies in October 2001. The case was a complaint for personal injuries, which arose from plaintiff's use of a snowboard and the resulting injury that occurred on January 30, 2000. The complaint sought unspecified general damages and unspecified past and future medical expenses. Pursuant to mediation concluded on June 9, 2004, all parties reached a mutually agreeable, confidential settlement of the matter. As part of the global settlement, the Company agreed to pay the sum of $625,000 settlement of the case, for release of any potential liability and dismissal of the action and all cross-complaints with prejudice. The action will be dismissed upon entering into the definitive settlement agreement and payment of the settlement funds, which the Company anticipates will occur in within 90 days.

Teleconference
Management will discuss the results in a conference call today at 4:30p.m (ET). Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until June 21, 2004. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 4857924 for the replay. A web cast of the conference call is available at the International DisplayWorks website at http://www.idwlcd.com/ until July 14, 2004.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW owns 270,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 1,750 persons. Sales offices are located in Rocklin, CA, Saline, MI, Hong Kong, the United Kingdom and Shenzhen, PRC. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com


NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.



                                TABLES TO FOLLOW

                INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (In thousands, except share and per share data)

                                                      For Three Months Ended           For Six Months Ended
                                                             April 30,                      April 30,
                                                      -----------------------------------------------------------
                                                        2004           2003             2004          2003
                                                      -----------------------------------------------------------
       Sales                                          $     10,624    $     4,688      $    20,420   $     9,809

Cost of Goods Sold                                           8,456          3,757           15,875         7,386
       Gross Profit                                          2,168            931            4,545         2,423
Operating expenses:
       General and administrative                            1,239            904            2,345         1,658
       Selling, Marketing and customer service                 481            439              875           942
       Engineering, advanced design and
          product management                                   190            156              331           302
Operating Income (loss)                                        258           (568)             994          (479)
Income (loss) before income taxes                             (449)          (628)             172          (603)
       Provision for income taxes                                -              -                -             -
Net income                                             $      (449)   $      (628)     $       172   $      (603)
Basic Earnings (Loss) Per Share                        $     (0.02)   $     (0.03)     $      0.01   $     (0.03)
Diluted Earnings Per Share                             $     (0.02)   $     (0.03)     $      0.01   $     (0.03)
Basic Weighted Average Shares                           24,906,508     19,318,246       23,675,562    19,282,741
Diluted Weighted Average Shares                         27,348,395     19,318,246       26,117,449    19,282,741


                                              BALANCE SHEET HIGHLIGHTS
                                                     (in thousands)
                                               4/30/04         10/31/03
                                         ----------------------------------
Cash and Investments                      $    4,789        $    1,178
Other Current Assets                           11,561            8,086
                                         ----------------------------------
  Total Current Assets                         16,350            9,264
Net Property & Equipment                        5,330            4,796
                                         ----------------------------------
  Total Assets                            $    21,680       $   14,060
                                         ==================================

Current Liabilities                       $    12,010       $    7,959
Shareholders' Equity                            9,263            4,224
                                         ----------------------------------
   Total Liabilities and Equity           $    21,680      $    14,060
                                        ----------------------------------
Outstanding Shares                         25,317,508       20,984,913
                                         ==================================